Exhibit 99.1

Sirona Reports Fiscal 2010 Third Quarter Results

•	Revenues were $182.4 million, an increase of 1.0% compared to prior year, or up 6.0% on a constant currency basis.

•	Operating income excluding amortization expense was $45.3 million, up 6.2% year-over-year.

•	Cash flow from Operations was $61.2 million, up 14.2% compared to $53.5 million in the prior year quarter.

•

FY10 Guidance Update: Constant currency revenue growth expected to reach the upper end of the 6% to 8% guidance range. Operating income excluding amortization increased to $186 to $190 million (prev. $178 to $184 million).

Long Island City, New York, August 3, 2010 – Sirona (Nasdaq: SIRO), the dental technology leader, today announced its financial results for the three and nine months ended June 30, 2010.

Third Quarter Fiscal 2010 vs. Third Quarter Fiscal 2009 Financial Results

Revenue was $182.4 million, an increase of $1.8 million or up 1.0% (up 6.0% on a constant currency basis), with growth rates for the Company’s business segments as follows: Imaging Systems increased 17.7% (up 22.0% constant currency); CAD/CAM increased 0.1% (up 4.3% constant currency); Instruments declined 4.8% (up 1.6% constant currency); and Treatment Centers declined 15.3% (down 9.6% constant currency). Revenue in the United States increased 33.7%, driven by strong demand for our Galileos 3D imaging system and increased CAD CAM shipments in advance of the U.S. CEREC AC upgrade program. Outside the United States, revenue declined 10.2% (down 4.2% constant currency). In the third quarter of Fiscal 2009, international revenues benefited from sales at the biannual International Dental Show, resulting in a challenging comparison for Germany and other European countries in the third quarter of Fiscal 2010. Revenues in the Asia Pacific region showed solid growth, particularly in Japan, China and Australia.

Gross profit was $94.2 million, up $7.4 million. Gross profit margin was 51.6% in the third quarter of Fiscal 2010, compared to 48.1% in the prior year. The gross profit margin expansion was the result of product and regional mix, lower levels of amortization expense and a favorable currency impact.

Third quarter 2010 operating income excluding amortization expense was $45.3 million (operating income of $30.7 million plus amortization expense of $14.5 million), compared to $42.6 million (operating income of $24.9 million plus amortization expense of $17.7 million) in the prior year.

Net income for the third quarter of 2010 was $16.6 million, or $0.29 per diluted share, compared to $20.5 million, or $0.37 per diluted share in the prior year period. Third quarter 2010 earnings per share included $0.20 of amortization and depreciation expense attributable to the write-up in value of assets due to purchase accounting, a loss of $0.10 related to the revaluation of the Patterson exclusivity fee, a loss of $0.08 resulting from the revaluation of short-term intra-group loans and a $0.01 gain on the release of accrued restructuring expenses. For the third quarter of 2009, earnings per share included $0.24 of amortization and depreciation expense attributable to the write-up in value of assets due to purchase accounting, a gain of $0.07 related to the revaluation of the Patterson exclusivity fee, a $0.04 gain resulting from the revaluation of short-term intra-group loans, a $0.025 restructuring expense and a $0.016 gain on the sale of a business.

At June 30, 2010, the Company had cash and cash equivalents of $200.2 million and total debt of $345.4 million, resulting in net debt of $145.2 million. This compares to net debt of $293.8 million at September 30, 2009. The $148.6 million decrease in net debt was primarily driven by strong cash flow from operations.

Jost Fischer, Chairman, President and CEO of Sirona commented: “I am pleased with our third quarter operating performance as we delivered solid revenue, margin and record cash flow results. Sirona’s innovative technology continues to perform in the marketplace, with particularly strong growth in our imaging segment, which was driven by considerable demand for our Galileos 3D imaging system. Year-to-date, our constant currency revenues have increased by 9% and our operating income plus amortization has increased by 33%. Looking out to the rest of the year, we expect positive revenue growth to continue and therefore we are increasing our guidance for fiscal 2010.”

Mr. Fischer continued, “For the fourth quarter, revenues are expected to increase in the low to mid single digits on a constant currency basis. CAD CAM revenues are anticipated to be down compared to a very strong fourth quarter of fiscal 2009, with this result more than offset by growth in other segments. Today, we are increasing our operating income plus amortization guidance to $186 million to $190 million. For the full year, this would represent an increase of 19% to 21%.”

Fiscal 2010 Guidance Update

The Company expects to achieve Fiscal 2010 constant currency revenue growth towards the upper end of the previously announced guidance range of 6% to 8%. Operating income excluding amortization expense is now expected to be in the range of $186 to $190 million, up from the previous guidance range of $178 million to $184 million.

First Nine Months Fiscal 2010 vs. First Nine Months Fiscal 2009 Financial Results

Revenue was $587.4 million, an increase of $62.3 million or up 11.9% (up 9.0% constant currency) with growth rates for the Company’s business segments as follows: Imaging Systems increased 15.2% (up 13.0% constant currency); CAD/CAM Systems increased 13.5% (up 11.2% constant currency); Instruments increased 11.4% (up 7.4% constant currency); and Treatment Centers increased 4.7% (up

0.9% constant currency). Revenue in the United States increased 16.8%. Outside the United States, revenue increased 9.7% (up 5.7% constant currency) driven by solid performance in Australia, Japan and China.

Gross profit increased by $51.8 million to $305.9 million, up 20.4%. Gross profit margins expanded 370 basis points to 52.1 percent, due to product mix and lower levels of amortization expense.

First nine months 2010 operating income excluding amortization expense was $151.0 million (operating income of $104.9 million plus amortization expense of $46.2 million), up 33.3% compared to $113.3 million (operating income of $60.4 million plus amortization expense of $52.9 million) in the prior year. First nine months 2009 results included a $4.6 million restructuring expense.

Conference Call/Webcast Information

Sirona will hold a conference call to discuss its financial results at 8:30 a.m. Eastern Time on August 3, 2010. The teleconference can be accessed by calling +1 800 591 6942 (domestic) or +1 617 614 4909 (international) using passcode # 97886449. The webcast will be available via the Internet at www.sirona.com and a presentation relating to the call will be available on our website. A replay of the conference call will be available through August 10, 2010 by calling +1 888 286 8010 (domestic) or +1 617 801 6888 (international) using passcode # 77613050. A web archive will be available for 30 days at www.sirona.com.

About Sirona Dental Systems, Inc.

Sirona, the dental technology leader, has served dealers and dentists worldwide for more than 130 years. Sirona develops, manufactures, and markets a complete line of dental products, including CAD/CAM restoration systems (CEREC), digital intra-oral, panoramic and 3D imaging systems, dental treatment centers and handpieces. Visit http://www.sirona.com for more information about Sirona and its products.

Contact information:

John Sweeney, CFA

Vice President, Investor Relations

Sirona Dental Systems, Inc.

+1 718 482 2184

john.sweeney@sirona.com

This conference call contains forward-looking information about Sirona Dental Systems, Inc.’s financial results, guidance and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, the market for dental product and services, pricing, future sales volume of the Company’s products, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, dependence on key members of management, government regulation, acquisitions and affiliations, readers are urged to carefully review and consider various disclosures made by the Company in its Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission, which can be accessed through the SEC’s website, www.sec.gov. This presentation contains non GAAP financial measures, which should not be viewed in isolation and do not purport to be an alternative to net income (loss) as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity. The Company assumes no obligation to and expressly disclaims any obligation to update or revise any forward-looking statements contained in this document to reflect new information or future events or developments after the date any such statement is made.

SIRONA DENTAL SYSTEMS, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
	$’000s (except per share amounts)		$’000s (except per share amounts)
Revenue	$182,418	$180,580	$587,377	$525,123
Cost of sales	88,243	93,782	281,499	271,009

Gross profit	94,175	86,798	305,878	254,114

Selling, general and administrative expense	54,994	53,437	175,200	166,907
Research and development	11,648	9,897	34,803	30,998
Provision for doubtful accounts and notes receivable	47	421	183	867

Net other operating (income)/loss and restructuring costs	(3,254)	(1,881)	(9,162)	(5,072)

Operating income	30,740	24,924	104,854	60,414

Loss/(Gain) on foreign currency transactions, net	6,003	(5,111)	10,419	5,558
Loss/(Gain) on derivative instruments	2,598	(3,139)	(137)	1,588
Interest expense, net	857	5,331	10,200	16,988
Other (income)/expense	(9)	—	775	—

Income before taxes	21,291	27,843	83,597	36,280
Income tax provision	4,258	6,683	16,719	9,045

Net income	17,033	21,160	66,878	27,235
Less: Net income attributable to noncontrolling interests	456	692	1,587	613

Net income attributable to Sirona Dental Systems, Inc.	$16,577	$20,468	$65,291	$26,622

Income per share (attributable to Sirona Dental Systems, Inc. common shareholders):
- Basic	$0.30	$0.37	$1.18	$0.49

- Diluted	$0.29	$0.37	$1.15	$0.48

Weighted average shares - basic	55,227,417	54,878,923	55,105,687	54,861,885

Weighted average shares - diluted	56,739,364	55,556,867	56,587,308	55,198,333

SIRONA DENTAL SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	September 30, 2009
	(unaudited)
	$’000s (except per share amounts)
ASSETS

Current assets
Cash and cash equivalents	$200,158	$181,098
Restricted cash	633	902
Accounts receivable, net of allowance for doubtful accounts of $2,026 and $2,088, respectively	88,501	98,277
Inventories, net	70,561	74,525
Deferred tax assets	17,422	16,483
Prepaid expenses and other current assets	17,754	20,239
Income tax receivable	948	3,956

Total current assets	395,977	395,480

Property, plant and equipment, net of accumulated depreciation and amortization of $71,607 and $70,061, respectively	87,506	102,775
Goodwill	604,234	696,355
Investments	2,098	1,739
Intangible assets, net of accumulated amortization of $326,117 and $327,183, respectively	348,626	447,946
Other non-current assets	1,117	2,837
Deferred tax assets	1,270	943

Total assets	$1,440,828	$1,648,075

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	$38,092	$38,463
Short-term debt and current portion of long-term debt	3,874	4,688
Income taxes payable	8,329	5,191
Deferred tax liabilities	318	466
Accrued liabilities and deferred income	87,698	95,602

Total current liabilities	138,311	144,410

Long-term debt	341,525	470,224
Deferred tax liabilities	126,229	159,659
Other non-current liabilities	6,243	8,699
Pension related provisions	42,900	50,328
Deferred income	62,500	70,000

Total liabilities	717,708	903,320

Shareholders’ equity
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.01 par value; 95,000,000 shares authorized; 55,277,278 shares issued and 55,249,555 shares outstanding at Jun. 30, 2010 and 54,972,754 shares issued and 54,945,031 shares outstanding at Sept. 30, 2009)	553	550
Additional paid-in capital	650,141	637,264
Treasury stock (27,723 shares at cost)	(284)	(284)
Excess of purchase price over predecessor basis	(49,103)	(49,103)
Retained earnings	157,148	91,857
Accumulated other comprehensive (loss)/income	(37,438)	63,154

Total Sirona Dental Systems, Inc. shareholders’ equity	721,017	743,438

Noncontrolling interests	2,103	1,317

Total shareholders’ equity	723,120	744,755

Total liabilities and shareholders’ equity	$1,440,828	$1,648,075

SIRONA DENTAL SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended June 30,
	2010	2009
	$’000s
Cash flows from operating activities
Net income	$66,878	$27,235

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	62,272	68,152
Loss on disposal of property, plant and equipment	37	84
(Gain)/loss on derivative instruments	(137)	1,588
Loss on foreign currency transactions	10,419	5,558
Deferred income taxes	(16,169)	(17,449)
Amortization of debt issuance cost	760	904
Compensation expense from stock options	11,828	11,553

Changes in assets and liabilities
Accounts receivable	(4,524)	(25,041)
Inventories	(5,948)	(1,604)
Prepaid expenses and other current assets	9	(1,482)
Restricted cash	134	36
Other non-current assets	26	(255)
Trade accounts payable	5,045	(3,958)
Accrued interest on long-term debt	(476)	(1,950)
Accrued liabilities and deferred income	(1,137)	2,272
Other non-current liabilities	(500)	(2,373)
Income taxes receivable	2,675	6,198
Income taxes payable	4,804	5,943

Net cash provided by operating activities	135,996	75,411

Cash flows from investing activities
Investment in property, plant and equipment	(16,651)	(14,903)
Proceeds from sale of property, plant and equipment	408	290
Purchase of intangible assets	(216)	(69)
Purchase of long-term investments	(359)	—
Sale of businesses, net of cash sold	1,928	4,985

Net cash used in investing activities	(14,890)	(9,697)

Cash flows from financing activities
Repayments of short-term and long-term debt	(78,072)	(79,708)
Purchase of treasury stock	—	(284)
Purchase of shares from noncontrolling interest	(1,315)	—
Common shares issued under share based compensation plans	3,433	336
Tax effect of common shares exercised under share based compensation plans	1,382	62

Net cash used in financing activities	(74,572)	(79,594)

Change in cash and cash equivalents	46,534	(13,880)
Effect of exchange rate change on cash and cash equivalents	(27,474)	(1,648)
Cash and cash equivalents at beginning of period	181,098	149,663

Cash and cash equivalents at end of period	$200,158	$134,135

Other Financial Data (unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
	$’000s		$’000s
Net income attributable to Sirona Dental Systems, Inc.	$16,577	$20,468	$65,291	$26,622
Net interest expense	857	5,331	10,200	16,988
Provision for income taxes	4,258	6,683	16,719	9,045
Depreciation	5,162	5,175	16,091	14,575
Amortization	14,521	17,692	46,181	52,905

EBITDA	$41,375	$55,349	$154,482	$120,135

Supplemental Information (unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
	$’000s		$’000s
Share-based compensation	$3,780	$3,760	$11,828	$11,553
Unrealized, non-cash loss/(gain) on revaluation of the carrying value of the $-denominated exclusivity fee	6,740	(4,813)	13,191	1,512
Unrealized, non-cash loss/(gain) on revaluation of the carrying value of short-term intra-group loans	5,835	(3,082)	11,506	830

	$16,355	$(4,135)	$36,525	$13,895

Notes to Tables Above

EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. EBITDA is defined as net earnings before interest, taxes, depreciation and amortization. Sirona’s management utilizes EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP. EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP. There are material limitations associated with making adjustments to Sirona’s earnings to calculate EBITDA and using this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure. For instance, EBITDA does not include:

•	interest expense, and because Sirona has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue;

•	depreciation and amortization expense, and because Sirona uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of Sirona’s operations, tax expense is a necessary element of costs and impacts Sirona’s ability to operate.

In addition, other companies may define EBITDA differently. EBITDA, as well as the other information in this filing, should be read in conjunction with Sirona’s financial statements and footnotes contained in the documents that Sirona files with the U.S. Securities and Exchange Commission.

In addition to EBITDA, the accompanying financial tables also set forth certain supplementary information that Sirona believes is useful for investors in evaluating Sirona’s underlying operations. This supplemental information includes share-based compensation expense and revaluation of the carrying value of the dollar-denominated exclusivity payment and on the carrying value of short-term intra-group loans. Sirona’s management believes that these items, which are noncash in nature, should be considered by investors in assessing Sirona’s financial condition, operating performance and underlying strength.

Sirona’s management uses EBITDA together with this supplemental information as an integral part of its reporting and planning processes and as one of the primary measures to, among other things:

(i) monitor and evaluate the performance of Sirona’s business operations;

(ii) facilitate management’s internal comparisons of the historical operating performance of Sirona’s business operations;

(iii) facilitate management’s external comparisons of the results of Sirona’s overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(v) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Sirona’s management believes that EBITDA and the supplemental information provided is useful to investors as it provides them with disclosure of Sirona’s operating results on the same basis as that used by Sirona’s management.

Constant Currency: We have included certain revenue information in this press release on a constant currency basis. This information is a non-GAAP financial measure. We supplementally present revenue on a constant currency basis because we believe it facilitates a comparison of our operating results from period to period without regard to changes resulting solely from fluctuations in currency rates. Sirona calculates constant currency revenue growth by comparing current period revenues to prior period revenues with both periods converted at the U.S. Dollar/Euro average foreign exchange rate for each month of the current period.

The average monthly exchange rate for the nine months ended June 30, 2010 was $1.37990 and varied from $1.48990 to $1.22161. For the three and nine months ended June 30, 2009, an average quarterly foreign exchange rate converting Euro-denominated revenues into U.S. Dollars of $1.36206 and $1.3266, respectively, was applied.